GENESIS FINANCIAL GROUP, L.L.C.

                                    2476 BOLSOVER, SUITE 607
                                       HOUSTON, TEXAS 77005
                         TELEPHONE (713) 839-0627 FACSIMILE (713) 839-1066

                                                      April 30, 2000

Mr. A.W. Dugan
Chairman
Planet Resources, Inc.
1415 Louisiana, Suite 3100
Houston, TX 77002
<PRE>
Re:      Amendment to Consulting Agreement  dated November 2, 1999
         ---------------------------------------------------------
</PRE>
         Reference is hereby made to that certain Consulting Agreement dated as of November 2, 1999 (the "Agreement") between Genesis Financial Group, L.L.C.
(the  "Consultant")  and Planet  Resources,  Inc. (the  "Corporation").  Because
 the Corporation and the Consultant desire additional time to complete those services outlined in the above referenced Agreement, the parties have agreed to extend the term of the Agreement. This letter is intended to confirm that, notwithstanding anything else to the contrary set forth in the Agreement, the Corporation and the Consultant hereby agree that Section 1 of the Agreement be hereby amended by striking Section 1 of the Agreement and by substituting in lieu thereof the following new Section 1:
<PRE>
     "1. Engagement. Effective upon execution hereof, the Corporation hereby engages the Consultant to render to it assistance in the preparation of certain sections of the SB-2 Registration Statement for the Corporation (currently, a wholly-owned subsidiary of Internet Law Library, Inc.) (formerly
     Planet Resources, Inc.), as well as preparation of responses to comments on the initial SB-2 Registration Statement for the Corporation received from the United States Securities and Exchange Commission (the "SEC") in its letter to the Corporation dated May 20, 1999. (the "Project"). This Agreement shall remain in effect for a period of the earlier of twelve months from the date hereof or the approval of said registration statement by the SEC (the
     "Term"). The Term hereof may be extended or renewed upon the written agreement of the Corporation and the Consultant prior to expiration of the Term hereof upon such terms as the parties hereto may negotiate at the time of such extension or renewal."
</PRE>
         The modifications stated herein shall become effective on May 1, 2000. Except as otherwise expressly modified hereby or required to effectuate the modification set forth herein, the Agreement shall remain unchanged and shall continue in full force and effect pursuant to the terms thereof.

         This letter agreement contains the entire agreement between the Corporation and the Consultant with respect to the modification which is the subject hereof. This letter agreement may not be amended, changed, modified, or discharged, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof. Please confirm that the Corporation is in agreement with the forgoing, and that the foregoing is in accordance with your understanding by signing and returning this letter, which shall thereupon constitute a binding agreement.
<PRE>
                                         Very truly yours,
                                         Genesis Financial Group, L.L.C.

                                          By:  /s/ Kevin P. Regan
                                               --------------------------------
                                              Kevin P. Regan, Managing Director
</PRE>
ACCEPTED AND AGREED TO THIS 7th DAY OF JUNE, 2000:
 PLANET RESOURCES, INC.

By:   /s/ A.W. Dugan
   -----------------------------------------
      A.W. Dugan